Exhibit 10.45

JOINDER TO

AMENDED AND RESTATED SECURITIES HOLDERS AGREEMENT AND

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS JOINDER (this “Joinder”) is made and entered into as of January 15, 2008 by and among TSG Holdings Corp., a Delaware corporation (the “Company”) and Participatiemaatschappij Giraffe B.V., a limited liability company organized under the laws of The Netherlands (the “Investor”).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Amended and Restated Securities Holders Agreement, dated as of May 16, 2007 by and among the Company, The Sheridan Group Holdings (BRS), LLC, The Sheridan Group Holdings (Jefferies), LLC, Participatiemaatschappij Neushoorn B.V., a limited liability company organized under the laws of The Netherlands (“Neushoorn”), Participatiemaatschappij Olifant B.V., a limited liability company organized under the laws of The Netherlands (“Olifant” and together with Neushoorn, the “Euradius Investors”) and the other investors of the Company named therein (the “Securities Holders Agreement”).

WHEREAS, as of October 21, 2007, each of the Euradius Investors merged with and into the Investor, with the Investor being the surviving company.  As a result of the merger, the Investor has acquired 6,112.98104 shares of the Company’s Series B 10% Cumulative Compounding Preferred Stock (the “Series B Preferred Stock”) and 80,258.644 shares of the Company’s Common Stock (the “Common Stock”) from Neushoorn and 2,292.05270 shares of the Series B Preferred Stock and 30,092.854 shares of the Common Stock from Olifant (the “Transferred Interest”).  The Company requires that the Investor, as a condition to the Investor being a Permitted Transferee of the Euradius Investors, execute an agreement expressly agreeing to become bound by and a party to the provisions of the Securities Holders Agreement.

WHEREAS, in connection with the Investor joining the Securities Holders Agreement, the Investor and the other parties hereto would like the Investor to become bound by and a party to the provisions of the Amended and Restated Registration Rights Agreement dated as of May 16, 2007 by and among the Company, The Sheridan Group Holdings (BRS), LLC, The Sheridan Group Holdings (Jefferies), LLC, the Euradius Investors and the other investors of the Company named therein (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.           Agreement to be Bound.  The Investor hereby agrees that upon execution of this Joinder by Investor, the Investor shall become a party to the Securities Holders Agreement and the Registration Rights Agreement and shall be fully bound by and subject to, and have all of the rights and benefits of, all of the covenants, terms and conditions of the Securities Holders Agreement and the Registration Rights Agreement including, without limitation, Article II of the Securities Holders Agreement.

2.           Representations and Warranties of the Investor.  The Investor represents and warrants to the Company as follows:

(a)         The Investor is a Permitted Transferee of the Euradius Investors.

(b)         The Investor is a private limited liability company duly organized, validly existing, and in good standing under the laws of the Netherlands and has all requisite power and authority to execute this Joinder and to perform its obligations hereunder without the need for the consent of any other person (other than such consents as have heretofore been obtained).

(c)         This Joinder has been duly authorized by all necessary action, has been duly executed and delivered by the Investor and constitutes the legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms.

(d)         No action, suit, proceeding or investigation is pending or, to the Investor’s knowledge, threatened, against the Investor with respect to the execution and delivery of this Joinder or the consummation by the Investor of the transactions contemplated hereby.

(e)         The Investor is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.

(f)          The Investor is acquiring the Transferred Interest for its own account for investment purposes only and not with a view to any further resale or distribution of the Transferred Interest that would violate the Securities Act of 1933, as amended (the “Securities Act”) or the applicable state securities laws of any state.  The Investor will not distribute the Transferred Interest in violation of the Securities Act or the applicable securities laws of any state.

(g)         The Investor has sufficient investment experience as to be able to understand the merits and risks of an investment in the Company.  The Investor understands the Transferred Interest has not been registered under the Securities Act or applicable state securities laws, must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration becomes or is available and may not be sold or transferred without the consent of the Company.

(h)         The Investor has received a copy of and has had an opportunity to review the Securities Holders Agreement and the Registration Rights Agreement.  The Investor has also received or has been afforded access to such other information concerning the Company and its business as the Investor has deemed necessary to make an informed investment decision.  The Investor has had an opportunity to ask questions and receive answers to any questions Investor may have to be able to evaluate the merits and risks of an investment in the Company.

3.           Notices.  All notices and other communications which are required or permitted hereunder shall be delivered in accordance with Section 5.4 of the Securities Holders Agreement except that notices to the Investor, as successor in interest to the Euradius Investors, shall be delivered to:

If to the Investor:

Participatiemaatschappij Giraffe B.V.
Koestraat 44
Zwolle, Netherlands
Attn:
Fax:

4.           Successors and Assigns.  Subject to the provisions of the Securities Holders Agreement and the Registration Rights Agreement, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and the Investor and their respective successors and assigns.

5.           Counterparts.  This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

6.           Governing Law.  This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its choice of law or conflict of law provisions thereof

7.           Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

TSG HOLDINGS CORP.

By:	/s/ John A. Saxton
Name: John A. Saxton
Title: President

PARTICIPATIEMAATSCHAPPIJ GIRAFFE B.V.

By:	/s/ Ronald Hof
Name: Ronald Hof
Title: Managing Director